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                                                                      Exhibit 23

INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in this Registration Statement of
Merrill Lynch Preferred Capital Trust IV on Form S-3 of our reports dated February 23, 1998 appearing in the Annual Report on Form 10-K of Merrill Lynch & Co., Inc. for the year ended December 26, 1997 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement. We also consent to the inclusion in this Registration Statement of our reports dated June 15, 1998 relating to the audits of the balance sheets of Merrill Lynch Preferred Funding IV, L.P. and Merrill Lynch Preferred Capital Trust IV, appearing in this Prospectus.